UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 26, 2006
CBIZ, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-25890	22-2769024

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6050 Oak Tree Boulevard, South, Suite 500, Cleveland, Ohio	44131

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code 216-447-9000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
Item 9.01. Financial Statements and Exhibits.
Signatures
EX-99.1 Press Release

Item 2.02. Results of Operations and Financial Condition.
On April 26, 2006, CBIZ, Inc. announced its earnings and conducted its earnings conference call for the first quarter ended March 31, 2006. A copy of the press release is furnished herewith as Exhibit 99.1. On the conference call, CBIZ disclosed the following additional information:
•	Each of CBIZ’s operating practice groups contributed to same-unit revenue growth in the first quarter of 2006 versus the comparable period in 2005, as follows: Financial Services, 6.4%; Employee Services, 9.7%; Medical Management Professionals, 8.8%; and National Practices, 10.7%.

•	Investment income earned by our payroll unit on client cash balances was approximately $336,000 during the first quarter of 2006, compared with $170,000 for the comparable period in 2005. During the first quarter of 2006, CBIZ began reporting this investment income as revenue (previously reported as other income). The 2005 results have been restated to conform to the 2006 presentation.

•	During the first quarter of 2006, CBIZ recorded stock compensation expense of approximately $0.6 million, relating to unvested stock options, restricted stock awards, and performance shares. Approximately 60% of the stock compensation expense is reported as operating expenses, and 40% as corporate general and administrative expense. Stock compensation expense is expected to impact full year 2006 earnings per share by $0.03 per share.

•	Cash payments related to acquisitions was approximately $16.0 million during the first quarter 2006. Cash payments for acquisitions relate to companies and a trade name that were acquired during the first quarter of 2006, as well as contingent payments made for companies and client lists that were acquired in previous years. Recently acquired companies are expected to generate approximately $20 million in annualized revenue during 2006.

•	Capital spending during the first quarter of 2006 was approximately $1.9 million.

•	Days Sales Outstanding was 82 days for the first quarter of 2006 compared to 88 days for the first quarter of 2005.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
Exhibit 99.1 Press Release of CBIZ, Inc. dated April 26, 2006, announcing its financial results for the first quarter ended March 31, 2006.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBIZ, INC.
Date: May 2, 2006	/s/ WARE H. GROVE
Ware H. Grove
Chief Financial Officer